Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sify Technologies Limited

We consent to the incorporation by reference in the registration statement (No. 333-165248) on Form S-8 of Sify Technologies Limited and subsidiaries (the ‘Company’) of our report dated August 13, 2012 with respect to the consolidated statement of financial position of Sify Technologies Limited as of March 31, 2012 and March 31, 2011 and related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended March 31, 2012 and March 31, 2011 and the effectiveness of internal control over financial reporting as of March 31, 2012, which report appear in the March 31, 2012 annual report on Form 20-F of Sify Technologies Limited.

/s/ ASA & Associates

ASA & Associates

Independent Registered Public Accounting Firm

Chennai, India

August 13, 2012